Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISTRA CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4911	36-4833255
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive

Irving, Texas 75039

(214) 812-4600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephanie Zapata Moore

Vistra Corp.

Executive Vice President and General Counsel

6555 Sierra Drive

Irving, Texas 75039

(214) 812-4600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent of Service)

With a copy to:

William D. Howell

Sidley Austin LLP

2021 McKinney Avenue

Dallas, Texas 75201

(214) 981-3418

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Vistra Corp.

476,081.108 Shares of 8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock

This prospectus relates to 476,081.108 shares of Vistra Corp. 8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Shares”), which may be offered for resale from time to time by the stockholders named under the heading “Principal and Selling Stockholders,” whom we refer to as the selling stockholders. The Series C Preferred Shares offered under this prospectus may be resold by the selling stockholders at fixed prices, prevailing market prices at the times of sale, prices related to such prevailing market prices, varying prices determined at the times of sale or negotiated prices and, accordingly, we cannot determine the price or prices at which the Series C Preferred Shares may be resold. The Series C Preferred Shares offered by this prospectus and any prospectus supplement may be resold by the selling stockholders directly to investors or to or through underwriters, dealers or other agents, as described in more detail in this prospectus. For more information, see “Plan of Distribution.” We do not know if, when or in what amounts a selling stockholder may offer Series C Preferred Shares for resale. The selling stockholders may resell all, some or none of the Series C Preferred Shares offered by this prospectus in one or multiple transactions.

We will not receive any of the proceeds from the resale of the Series C Preferred Shares by the selling stockholders, but we have agreed to pay certain registration expenses.

The Series C Preferred Shares will rank, with respect to anticipated semi-annual dividends and distributions upon the liquidation, winding-up and dissolution of our affairs on a parity with any equity security issued by us with terms specifically providing that such equity security ranks on a parity with the Series C Preferred Shares with respect to rights to the payment of dividends and/or distributions upon the liquidation, winding-up and dissolution of our affairs, as applicable, including the Company’s 8.0% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock and 7.0% Series B Fixed-Rate Reset Cumulative Redeemable Green Perpetual Preferred Stock.

Vistra Corp. intends to qualify the Series C Preferred Shares to become eligible for deposit through The Depository Trust Corporation or any successor thereto (the “Securities Depositary”). No assurances can be provided that the Series C Preferred Shares will become eligible for deposit through the Securities Depository. Until such time as the Series C Preferred Shares become eligible for deposit through the Securities Depository, all Series C Preferred Shares will be in uncertificated, book entry form maintained by Equiniti Trust Company, a New York limited liability company.

Investing in our Series C Preferred Shares involves risks. Before making a decision to invest in our Series C Preferred Shares, you should carefully consider the information referred to under the heading “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2024.

About This Prospectus

In this prospectus, except as otherwise indicated herein, or as the context may otherwise require, all references to “Vistra,” “the Company,” “we,” “us” and “our” refer to Vistra Corp. and, unless the context otherwise requires, its direct and indirect subsidiaries.

This prospectus is part of an automatic registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “Commission”), using a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (“Securities Act”). Under this shelf registration process, the selling stockholders may offer and resell, from time to time, an aggregate of up to 476,081.108 Series C Preferred Shares under this prospectus in one or more offerings. In some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about them and the terms on which they are offering and reselling our common stock. We may also add, update or change in a prospectus supplement information contained in this prospectus. To the extent any statement made in a future prospectus supplement is inconsistent with statements made in this prospectus, the statements made in such prospectus supplement shall control and the statements made in this prospectus will be deemed modified or superseded by those made in such prospectus supplement. As a result, you should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part before you make any investment decision with respect to the Series C Preferred Shares.

As permitted under the rules of the Commission, this prospectus incorporates important business and financial information about the Company that is contained in documents that we file with the Commission, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. See “Where You Can Find More Information” in this prospectus. Before you invest in our securities, you should read carefully the registration statement (including the exhibits thereto) of which this prospectus forms a part, this prospectus, any prospectus supplement, or any accompanying prospectus supplement, and any document incorporated by reference herein, including our Annual Report on Form 10-K (the “Vistra 2022 Form 10-K”) for the year ended December 31, 2022, filed with the Commission on March 1, 2023, and our Quarterly Reports on Form 10-Q (“Vistra 2023 Form 10-Qs”) for the three months ended March 31, 2023, filed with the Commission on May 9, 2023, for the three months ended June 30, 2023, filed with the Commission on August 9, 2023, and for the three months ended September 30, 2023, filed with the Commission on November 7, 2023. You should rely only on the information contained in this prospectus and in the Vistra 2022 Form 10-K, Vistra 2023 Form 10-Qs or other information incorporated by reference herein. We have not authorized anyone to provide you with additional or different information from that contained in this prospectus or as incorporated by reference herein.

The selling stockholders may only offer to resell, and seek offers to buy, Series C Preferred Shares in jurisdictions where offers and sales are permitted. You should rely only on the information contained in this prospectus and any accompanying prospectus supplement. Neither we, nor the selling stockholders, have authorized anyone to provide you with information other than that contained in this prospectus or any accompanying prospectus supplement and, if such information is provided to you, then you should not rely on it. Neither we, nor the selling stockholders, take any responsibility for, and can provide no assurance as to the accuracy or completeness of, any other information that others may give you. Neither we, nor the selling stockholders, have authorized any other person to provide you with different or additional information, and neither we nor the selling stockholders are making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Series C Preferred Shares hereunder. Our business, financial condition, cash flows, results of operations and prospects may have changed since the date on the front cover of this prospectus.

PROSPECTUS SUMMARY

This summary highlights the more detailed information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.” In this prospectus, except as otherwise indicated herein, or as the context may otherwise require, all references to “Vistra,” “the Company,” “we,” “us” and “our” refer to Vistra Corp., a Delaware corporation, and, unless the context otherwise requires, its direct and indirect subsidiaries.

Overview

Vistra Corp. is a holding company operating an integrated retail and electric power generation business primarily in markets throughout the U.S. Through our subsidiaries, we are engaged in competitive energy activities including electricity generation, wholesale energy sales and purchases, commodity risk management and retail sales of electricity and natural gas to end users. We have an integrated business model, which combines a retail electricity and natural gas business focused on serving our customers with new and innovative products and services and an electric power generation business leading the clean power transition while powering the communities we serve with safe, reliable and affordable power. Substantially all of the assets and operations of Vistra are held and conducted, respectively, by Vistra and its subsidiaries.

Vistra has operations in 20 states and the District of Columbia. Our generation fleet has a capacity of approximately 37,000 megawatts, comprised of a portfolio of natural gas, nuclear, coal, solar, and battery energy storage facilities. Our retail business serves approximately 4 million residential, commercial, and industrial customers with electricity and natural gas.

As of December 31, 2023, we had approximately 4,870 full-time employees, including approximately 1,200 employees under collective bargaining agreements.

The Offering

The selling stockholders may offer all, some or none of their Series C Preferred Shares from time to time. Please see “Plan of Distribution.”

The following table provides information regarding our Series C Preferred Shares. The outstanding share information shown below is based on shares of our Series C Preferred Shares outstanding as of January 26, 2024.

Issuer	Vistra Corp.

Securities that may be offered by the selling stockholders	Up to 476,081.108 Shares of 8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock

Terms of Series C Preferred Shares	The Series C Preferred Shares have the rights, preferences and privileges set forth in the Certificate of Designation filed by Vistra with the Delaware Secretary of State on December 29, 2023. See “Description of Series C Preferred Shares” beginning on page 12 for a summary of the Series C Preferred Shares.

Use of proceeds	We will not receive any of the proceeds from the resale of our Series C Preferred Shares by the selling stockholders. See “Use of Proceeds” and “Principal and Selling Stockholders.”

Determination of offering price	The selling stockholders may resell all or any part of the Series C Preferred Shares offered hereby from time to time at fixed prices, prevailing market prices at the times of sale, prices related to such prevailing market prices, varying prices determined at the times of sale or negotiated prices.

Transfer Agent	Equiniti Trust Company, LLC

No Prior Market or Listing	We do not intend to list the Series C Preferred Shares on any securities exchange or to arrange for quotation of the Series C Preferred Shares on any automated dealer quotation systems. Accordingly, there can be no assurance that a liquid market for the Series C Preferred Shares will develop or be maintained.

Risk factors	Before making a decision to invest in our Series C Preferred Shares, you should carefully consider the information referred to under the heading “Risk Factors” beginning on page 4.

Risk Factors

An investment in the Series C Preferred Shares involves risk. You should carefully consider the following factors, together with the other information included or incorporated by reference in this prospectus, before making an investment in the Series C Preferred Shares. In particular, you should consider the risk factors under the heading “Risk Factors” included in the Vistra 2022 Form 10-K and any updates in our subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in this prospectus will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the market price of our securities, including the Series C Preferred Shares, could decline, and you might lose all or part of your investment.

Risks Related to the Series C Preferred Shares

Vistra may be unable to, or may choose not to, pay dividends on our Series C Preferred Shares in full or at all.

Vistra conducts its operations through its subsidiaries and substantially all of Vistra’s consolidated assets are held by its subsidiaries. Any future payments of dividends, and the amount of any dividends we pay, on the Series C Preferred Shares will depend on, among other things, our financial condition, capital requirements and results of operations, and the ability of our subsidiaries to distribute cash to us, as well as other factors that our Board may consider relevant. Any failure to pay scheduled dividends on our Series C Preferred Shares would likely have a material adverse impact on the market price of our Series C Preferred Shares. Moreover, dividends on the Series C Preferred Shares are only payable when, as and if declared by our Board, or an authorized committee thereof, and only out of legally available funds. Therefore, although dividends on our Series C Preferred Shares are cumulative, we cannot assure you that dividends on the Series C Preferred Shares will be declared by our Board or an authorized committee thereof or that such dividends will be paid on the Dividend Payment Dates (as defined in the Certificate of Designation), or at all. As a result of our ability to elect not to pay dividends on the Series C Preferred Shares, the market price of the Series C Preferred Shares may be more volatile than the market prices of other securities that are not subject to such a feature. In addition, securities that we may issue in the future and existing or future agreements to which we become a party, including agreements governing any existing or future indebtedness of ours, may further limit our ability to pay dividends on our capital stock, including the Series C Preferred Shares. In the event that any such securities or agreements restrict our ability to pay dividends on the Series C Preferred Shares, we may be unable to pay dividends on the Series C Preferred Shares.

The Series C Preferred Shares will constitute equity interests and therefore will be subordinated to, and will rank junior to, all of Vistra’s existing and future indebtedness.

The Series C Preferred Shares will be equity interests in Vistra and will not constitute indebtedness. As such, the Series C Preferred Shares will rank junior to all of our existing and future indebtedness (including without limitation indebtedness outstanding under our credit facilities and our senior secured and senior unsecured notes) we may issue in the future with respect to assets available to satisfy claims against us. The Series C Preferred Shares will also rank junior to any Senior Securities (as defined in “Description of Series C Preferred Shares”) that we may issue in the future. In the event of a bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding, our assets will be available to pay obligations on the Series C Preferred Shares only after all of our consolidated liabilities and any amounts owing to holders of any Senior Securities have been paid. Any such available assets must also be shared ratably with any then outstanding (as defined in “Description of Series C Preferred Shares”). In the event of a bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities and any amounts owing to holder of any Senior Securities that may be issued in the future, to pay amounts due on any or all of the Series C Preferred Shares then outstanding. As of December 31, 2023, Vistra had approximately $14.5 billion of indebtedness. Although the terms of the Credit Agreement, dated as of October 3, 2016 (as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time), by and among Vistra Operations, as borrower, Vistra Intermediate, the guarantors party thereto, Credit Suisse AG, Cayman Islands Branch (as successor to Deutsche Bank AG New York Branch), as administrative and collateral agent, various lenders and letter of credit issuers party thereto, and the other parties named therein (the “Credit Agreement”) contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions, including debt to finance working capital, capital expenditures, investments, acquisitions or other purposes, could be substantial.

The amount of your liquidation preference is fixed, and you will have no right to receive any greater payment upon our liquidation, winding-up or dissolution.

The payment due to holders of Series C Preferred Shares upon our liquidation, winding-up or dissolution is fixed at the liquidation preference of $1,000 per Series C Preferred Share, plus an amount equal to all accumulated and unpaid dividends thereon to the date of liquidation, whether or not declared. If, in the case of our liquidation, winding-up or dissolution, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. In addition, if the market price of your Series C Preferred Shares is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation, winding-up or dissolution. The liquidation preference is also not a guarantee of a payment upon liquidation but, as discussed above, will only be paid to the extent that we have sufficient assets remaining after paying our and our subsidiaries’ liabilities and any amounts owing to holders of any Senior Securities.

The Series C Preferred Shares represent perpetual equity interests, and investors should not expect Vistra to redeem the Series C Preferred Shares on the first or any other date on which they are redeemable.

The Series C Preferred Shares represent perpetual equity interests in Vistra, meaning they will not give rise to a claim for payment of a principal amount at a particular date and will not be redeemable at the option of holders. As a result, holders of the Series C Preferred Shares may be required to bear the financial risks of an investment in the Series C Preferred Shares for an indefinite period of time.

By their terms, the Series C Preferred Shares may be redeemed by us at our option (i) in whole or in part, on one or more occasions, at any time on or after the January 15, 2029 (the “First Reset Date”) at a redemption price payable in cash equal to $1,000 (100% of the liquidation preference) per share; (ii) in whole (but not in part) within 120 days after the conclusion of any review or appeal process instituted by the Company following the occurrence of a Rating Event at a redemption price payable in cash equal to $1,020 (102% of the liquidation preference of $1,000) per share; (iii) in whole or in part, on one or more occasions, within 120 days after the occurrence of a Change of Control Trigger Event at a redemption price payable in cash equal to $1,030 (103.00% of the liquidation preference) per share for a Change of Control Trigger Event that occurs before January 15, 2025, $1,020 (102.00% of the liquidation preference) per share for a Change of Control Trigger Event that occurs on or after January 15, 2025 and before January 15, 2026 or $1,010 (101.00% of the liquidation preference) per share for a Change of Control Trigger Event that occurs on or after January 15, 2026 and before January 15, 2029; and (iv) in whole or in part, on one or more occasions, within 120 days of a Rejected Transaction at a redemption price payable in cash equal to $1,030 (103.00% of the liquidation preference) per share for a Rejected Transaction that occurs before January 15, 2025, $1,020 (102.00% of the liquidation preference) per share for a Rejected Transaction that occurs on or after January 15, 2025 and before January 15, 2026 or $1,010 (101.00% of the liquidation preference) per share for a Rejected Transaction that occurs on or after January 15, 2026 and before January 15, 2029, plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date. Any decision we may make at any time to redeem the Series C Preferred Shares will depend upon, among other things, our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, results of operations and growth strategy, as well as general market conditions at such time. Accordingly, investors should not expect us to redeem the Series C Preferred Shares, whether in whole or in part, on any particular date. Additionally, if we choose to redeem the Series C Preferred Shares, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend or interest rate as high as the dividend payable on the Series C Preferred Shares.

The ability of holders of the Series C Preferred Shares to transfer the Series C Preferred Shares may be limited by the absence of an active trading market and there is no assurance that any active trading market will develop for the Series C Preferred Shares.

There is currently no active market for the Series C Preferred Shares, and we do not intend to list the Series C Preferred Shares on any securities exchange or to arrange for quotation of the Series C Preferred Shares on any automated dealer quotation systems. An active market for the Series C Preferred Shares may not develop or, if developed, it may not be maintained. The liquidity of any market for the Series C Preferred Shares will depend upon the number of holders of the Series C Preferred Shares, Vistra’s performance, the market for similar securities, the interest of securities dealers in making a market in the Series C Preferred Shares, capital markets in general and other factors. If a market develops, the Series C Preferred Shares could trade at prices that may be lower than the initial offering price of the Series C Preferred Shares. If an active market does not develop or is not maintained, the price and liquidity of the Series C Preferred Shares may be adversely affected.

There may be future sales of Series C Preferred Shares or Parity Securities, which may adversely affect the market price of the Series C Preferred Shares.

The terms of the Series C Preferred Shares do not restrict our ability to issue additional Series C Preferred Shares or any Parity Securities, which may include securities that are convertible into or exchangeable for, or that represent the right to receive, Series C Preferred Shares, except that such an issuance will require the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, if the cumulative dividends payable on the outstanding Series C Preferred Shares (or such Parity Securities) are then in arrears or if the creation or issuance involves additional Series C Preferred Shares or any Parity Securities with an aggregate liquidation preference, together with the Series C Preferred Shares and any Parity Securities outstanding at the time of such creation or issuance, of greater than $2.5 billion. In addition, holders of the Series C Preferred Shares have no preemptive rights, and will therefore not be entitled by virtue of their ownership of the Series C Preferred Shares to purchase their pro rata share of or otherwise participate in any offering of shares of any class or series or other securities of the Company. The market price of the Series C Preferred Shares could decline as a result of sales of Series C Preferred Shares or of other Parity Securities. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of the Series C Preferred Shares bear the risk of our future offerings reducing the market price of the Series C Preferred Shares and diluting their percentage ownership in the number of Series C Preferred Shares issued and outstanding from time to time.

Market interest rates may materially and adversely affect the value of the Series C Preferred Shares.

One of the factors that will influence the market price of the Series C Preferred Shares is the dividend yield on the Series C Preferred Shares relative to market interest rates. A continued increase in market interest rates may lead prospective purchasers of the Series C Preferred Shares to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Series C Preferred Shares to materially decrease.

If we fail to or choose not to pay full dividends on any Parity Securities or Senior Securities that may be issued in the future, we will not be able to pay full dividends on the Series C Preferred Shares.

Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series C Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of the dates on which such dividends were to be made in accordance with the terms of such securities (for the Series C Preferred Shares, the relevant Dividend Payment Dates), commencing with the earliest such payment date. If less than all dividends payable with respect to all Series C Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series C Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such Series C Preferred Shares and Parity Securities at such time. Therefore, if we fail to or choose not to pay full dividends on any issued and outstanding Parity Securities, we will not be able to pay full dividends on the Series C Preferred Shares. Similarly, if we issue any Senior Securities, we expect that we will not be able to pay any dividends on the Series C Preferred Shares unless and until dividends on such Senior Securities have been declared and paid, or sufficient funds for the payment thereof have been set apart.

You will have no voting rights except under limited circumstances.

Holders of Series C Preferred Shares will not be entitled to voting rights, except with respect to (i) amendments to the charter of the Company that would materially adversely affect the powers or rights of the Series C Preferred Shares; (ii) the creation or issuance of any Senior Securities; (iii) if any dividends on the Series C Preferred Shares are accumulated and unpaid, the creation or issuance of any Parity Securities; (iv) the creation or issuance of any additional Series C Preferred Shares or any Parity Securities with an aggregate liquidation preference, together with the Series C Preferred Shares and any Parity Securities that are then outstanding, of greater than $2.5 billion; (v) any Transaction that results in a Covered Disposition; and (vi) if any dividends on the Series C Preferred Shares in respect of three semi-annual dividend periods (whether or not consecutive) are accumulated and unpaid, the election of two preferred stock directors (together with any Parity Securities voting together as a single class), except as may otherwise be specifically required by Delaware law. This means that, except under the specific circumstances described above or specifically required by Delaware law, you will not have the right to participate in any decisions regarding or affecting our company or your investment, including the election of directors or any extraordinary events, such as a merger, acquisition or other similar transaction. Decisions on those matters could be made in a manner that materially and adversely affects your interests.

The Series C Preferred Shares are not convertible into common stock, including in the event of a Change of Control, and investors will not realize a corresponding upside if the price of our common stock increases.

The Series C Preferred Shares are not convertible into shares of common stock or any other securities and earn dividends at a fixed rate. Accordingly, an increase in the market price of our common stock will not necessarily result in an increase in the market price of our Series C Preferred Shares. The market price of the Series C Preferred Shares may depend on several factors, including, among other things, dividend and interest rates for other preferred stock, commercial paper and other investment alternatives, our actual and perceived ability to pay dividends on, and in the event of our liquidation, winding-up or dissolution, satisfy the liquidation preference with respect to, or our actual or perceived intent to redeem any or all of, the Series C Preferred Shares.

A lowering or withdrawal of our corporate issuer credit ratings or the ratings on the Series C Preferred Shares may increase our future borrowing costs and reduce our access to capital and could adversely affect the market price of the Series C Preferred Shares.

Credit rating agencies may rate the Company or our Series C Preferred Shares from time to time based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies may include maintaining, upgrading or downgrading the current rating or placing the Company or our Series C Preferred Shares on a watch list for possible future downgrading. Additionally, the Company may, in its sole discretion, determine to withdraw any existing credit rating on itself or the Series C Preferred Shares at any time. A downgrade of the credit rating of the Company or our Series C Preferred Shares (or placement of the same on a watch list for possible future downgrading), or the withdrawal of any such credit rating (whether voluntary or involuntary) could make it significantly more costly for us and our subsidiaries to borrow money, to issue debt securities and commercial paper and to raise certain other types of capital and/or complete additional financings. Any negative credit rating actions, as well as the reasons for such actions, could materially and adversely affect our cash flows, results of operations and financial condition and the market price of, and our ability to pay dividends on, the Series C Preferred Shares, and the market price of, and our ability to pay the principal of and interest on, our debt securities. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Series C Preferred Shares.

Special Note Regarding Forward-Looking Statements

This prospectus and other presentations made by us contain “forward-looking statements.” All statements, other than statements of historical facts, that are included in this prospectus, or made in presentations, in response to questions or otherwise, that address activities, events or developments that may occur in the future, including (without limitation) such matters as activities related to our financial or operational projections, capital allocation, capital expenditures, liquidity, dividend policy, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of power generation assets, market and industry developments and the growth of our businesses and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely,” “unlikely,” “expected,” “anticipated,” “estimated,” “should,” “may,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and risks and is qualified in its entirety by reference to the section of this prospectus and any accompanying prospectus supplement entitled “Risk Factors” and under a similar heading in documents incorporated by reference into this prospectus, and the following important factors, among others, that could cause our actual results to differ materially from those projected in or implied by such forward-looking statements:

•	our ability to consummate the acquisition of Energy Harbor Corp., which remains subject to Federal Energy Regulatory Commission’s pending approval;

•	the actions and decisions of judicial and regulatory authorities;

•	prohibitions and other restrictions on our operations due to the terms of our agreements;

•

prevailing federal, state and local governmental policies and regulatory actions, including those of legislatures and other government actions of states in which we operate, the United States Congress, the United States Federal Energy Regulatory Commission, the North American Electric Reliability Corporation, the Texas Reliability Entity, Inc., the public utility commissions of states in which we operate, the California Independent System Operator (“CAISO”), Electric Reliability Council of Texas, Inc. (“ERCOT”), the Independent System Operator New England (“ISO-NE”), the Midcontinent Independent System Operator, Inc. (“MISO”), the New York Independent System Operator (“NYISO”), the PJM Interconnection, LLC (“PJM”), the Railroad Commission of Texas, the United States Nuclear Regulatory Commission, the Environmental Protection Agency, the environmental regulatory bodies of states in which we operate, the United States Mine Safety and Health Administration and the United States Commodity Futures Trading Commission, with respect to, among other things:

•	allowed prices;

•	industry, market and rate structure;

•	purchased power and recovery of investments;

•	operations of nuclear generation facilities;

•	operations of fossil-fueled generation facilities;

•	operations of mines;

•	acquisition and disposal of assets and facilities;

•	development, construction and operation of facilities;

•	decommissioning costs;

•	present or prospective wholesale and retail competition;

•

changes in federal, state and local tax laws, rates and policies, including additional regulation, interpretations, amendments, or technical corrections to The Tax Cuts and Jobs Act of 2017 and/or the Inflation Reduction Act of 2022;

•

changes in and compliance with environmental and safety laws and policies, including the Coal Combustion Residuals Rule, National Ambient Air Quality Standards, the Cross-State Air Pollution Rule, the Mercury and Air Toxics Standard, regional haze program implementation and greenhouse gas and other climate change initiatives, and

•	clearing over-the-counter derivatives through exchanges and posting of cash collateral therewith;

•

expectations regarding, or impacts of, environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations that we are, or could become, subject to, which could increase our costs, result in an impairment of our assets, cause us to limit or terminate the operation of certain of our facilities, or otherwise negatively impact our financial results or stock price;

•	legal and administrative proceedings and settlements;

•	general industry trends;

•	economic conditions, including the impact of any inflationary period, recession or economic downturn;

•

investor sentiment relating to climate change and utilization of fossil fuels in connection with power generation could reduce demand for, or increase potential volatility in the market price of, our common stock;

•	the severity, magnitude and duration of pandemics, and the resulting effects on our results of operations, financial condition and cash flows;

•

the severity, magnitude and duration of extreme weather events, drought and limitations on access to water, and other weather conditions and natural phenomena, contingencies and uncertainties relating thereto, most of which are difficult to predict and many of which are beyond our control, and the resulting effects on our results of operations, financial condition and cash flows;

•	acts of sabotage, geopolitical conflicts, wars, or terrorist, cybersecurity, cybercriminal, or cyber-espionage threats or activities;

•	risk of contract performance claims by us or our counterparties, and risks of, or costs associated with, pursuing or defending such claims;

•	our ability to collect trade receivables from counterparties in the amount or at the time expected, if at all;

•	our ability to attract, retain and profitably serve customers;

•	restrictions on or prohibitions of competitive retail pricing or direct-selling businesses;

•	adverse publicity associated with our retail products or direct selling businesses, including our ability to address the marketplace and regulators regarding our compliance with applicable laws;

•	changes in wholesale electricity prices or energy commodity prices, including the price of natural gas;

•	changes in prices of transportation of natural gas, coal, fuel oil and other refined products;

•	sufficiency of, access to, and costs associated with coal, fuel oil, natural gas, and uranium inventories and transportation and storage thereof;

•	changes in the ability of counterparties and suppliers to provide or deliver commodities, materials, or services as needed;

•

beliefs and assumptions about the benefits of state- or federal-based subsidies to our market competition, and the corresponding impacts on us, including if such subsidies are disproportionately available to our competitors;

•	the effects of, or changes to, market design and the power, ancillary services and capacity procurement processes in the markets in which we operate;

•	changes in market heat rates in the CAISO, ERCOT, ISO-NE, MISO, NYISO and PJM electricity markets;

•	our ability to effectively hedge against unfavorable commodity prices, including the price of natural gas, market heat rates and interest rates;

•	population growth or decline, or changes in market supply or demand and demographic patterns;

•	our ability to mitigate forced outage risk, including managing risk associated with Capacity Performance in PJM and performance incentives in ISO-NE;

•	efforts to identify opportunities to reduce congestion and improve busbar power prices;

•	access to adequate transmission facilities to meet changing demands;

•	changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;

•	changes in operating expenses, liquidity needs and capital expenditures;

•	commercial bank market and capital market conditions and the potential impact of disruptions in U.S. and international credit markets;

•	access to capital, the attractiveness of the cost and other terms of such capital and the success of financing and refinancing efforts, including availability of funds in capital markets;

•	our ability to maintain prudent financial leverage and achieve our capital allocation, performance, and cost-saving initiatives and objectives;

•	our ability to generate sufficient cash flow to make principal and interest payments in respect of, or refinance, our debt obligations;

•

our expectation that we will continue to pay (i) a consistent aggregate cash dividend amount to common stockholders on a quarterly basis and (ii) the applicable semiannual cash dividend to the holders of Vistra’s 8.0% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, 7.0% Series B Fixed-Rate Reset Cumulative Redeemable Green Perpetual Preferred Stock and Series C Preferred Shares, respectively;

•

our expectation that we will continue to make repurchases under, and the possibility that we may fail to realize the anticipated benefits of, our share repurchase program, and the possibility that the program may be suspended, discontinued or not completed prior to its termination;

•

our ability to implement and successfully execute upon our strategic and growth initiatives, including the completion and integration of mergers, acquisitions and/or joint venture activity, the identification and completion of sales and divestitures activity, and the completion and commercialization of our other business development and construction projects;

•	competition for new energy development and other business opportunities;

•	inability of various counterparties to meet their obligations with respect to our financial instruments;

•	counterparties’ collateral demands and other factors affecting our liquidity position and financial condition;

•	changes in technology (including large-scale electricity storage) used by and services offered by us;

•	changes in electricity transmission that allow additional power generation to compete with our generation assets;

•	our ability to attract and retain qualified employees;

•

significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur or changes in laws or regulations relating to independent contractor status;

•

changes in assumptions used to estimate costs of providing employee benefits, including medical and dental benefits, pension and other postretirement employee benefits, and future funding requirements related thereto, including joint and several liability exposure under the Employee Retirement Income Security Act of 1974, as amended;

•	hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards;

•	the impact of our obligations under the Amended and Restated Tax Receivables Agreement, dated as of December 29, 2023, by and between the Company and Equiniti Trust Company, LLC, as Transfer Agent;

•	our ability to optimize our assets through targeted investment in cost-effective technology enhancements and operations performance initiatives;

•	our ability to effectively and efficiently plan, prepare for and execute expected asset retirements and reclamation obligations and the impacts thereof;

•

our ability to successfully complete the integration of businesses acquired by Vistra and our ability to successfully capture the full amount of projected operational and financial synergies relating to such transactions; and

•	actions by credit rating agencies.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict them. In addition, we may be unable to assess the impact of any such event or condition or the extent to which any such event or condition, or combination of events or conditions, may cause results to differ materially from those contained in or implied by any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

Use of Proceeds

This prospectus relates to the Series C Preferred Shares that may be offered for resale by the selling stockholders. We will not receive any proceeds from any resale of the Series C Preferred Shares offered pursuant to this prospectus. The net proceeds from any resale of such shares will be received by the applicable selling stockholders.

DESCRIPTION OF SERIES C PREFERRED SHARES

The following description of Series C Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our certificate of incorporation and our bylaws, copies of which are incorporated by reference into this prospectus, the provisions of the certificate of designation describing the terms of the Series C Preferred Shares (the “Certificate of Designation”) (which was filed as an exhibit to a Current Report on Form 8-K on January 4, 2024) and the Delaware General Corporation Law (“DGCL”). As used in this section, the “Company,” “we,” “us” and “our” refer to Vistra Corp. and not its subsidiaries. Capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Certificate of Designation.

General

The Company has the authority to issue a total of 1,900,000,000 shares of capital stock, consisting of 1,800,000,000 shares of common stock and 100,000,000 shares of preferred stock. Subject to limitations under applicable Delaware law, our board of directors (our “Board”) is authorized to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of any class or series of preferred stock, including the dividend rights, conversion rights, voting rights, redemption rights (including sinking fund provisions), liquidation preferences and the number of shares constituting any class or series, and to issue shares of preferred stock, in each case without any shareholder vote.

In the Certificate of Designation, 500,000 shares of a new series of preferred stock were designated the “8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock.” The Series C Preferred Shares will represent a perpetual equity interest in the Company and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Shares will rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. We do not intend to list the Series C Preferred Shares on any securities exchange or to arrange for quotation of the Series C Preferred Shares on any automated dealer quotation systems.

We have appointed Equiniti Trust Company, LLC as the registrar and transfer agent (the “Registrar and Transfer Agent”), for the Series C Preferred Shares. The Certificate of Designation will provide that we will maintain an office or agency where Series C Preferred Shares may be surrendered for payment (including upon redemption), conversion, registration of transfer or exchange.

Ranking

The Series C Preferred Shares will rank, with respect to anticipated semi-annual dividends and distributions upon the liquidation, winding-up and dissolution of our affairs:

•

senior to any classes or series of common stock and to any other equity security issued by us other than an equity security referred to in the second or third bullet point below (collectively, “Junior Securities”);

•

on a parity with any equity security issued by us with terms specifically providing that such equity security ranks on a parity with the Series C Preferred Shares with respect to rights to the payment of dividends and/or distributions upon the liquidation, winding-up and dissolution of our affairs, as applicable, including the Company’s 8.0% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) and 7.0% Series B Fixed-Rate Reset Cumulative Redeemable Green Perpetual Preferred Stock (“Series B Preferred Stock” and together with the Series A Preferred Stock, “Parity Securities”);

•

junior to any equity security issued by us with terms specifically providing that such equity security ranks senior to the Series C Preferred Shares with respect to rights to the payment of dividends and/or distributions upon the liquidation, winding-up and dissolution of our affairs, as applicable (collectively, “Senior Securities”);

•

effectively junior to all existing and future indebtedness (including any indebtedness that may be convertible into our common stock or preferred stock and indebtedness outstanding under our credit facilities and secured and unsecured senior notes) and other liabilities with respect to assets available to satisfy claims against us and to the existing and future indebtedness and other liabilities and preferred equity of our existing and future subsidiaries; and

•

structurally subordinated to all of our existing and future indebtedness and other liabilities and preferred equity of our existing and future subsidiaries and capital stock of our subsidiaries held by third parties (which means that creditors and any preferred equityholders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the Series C Preferred Shares would have any claims to those assets).

Parity Securities may include, without limitation, series of our preferred stock that have different dividend rates, redemption features, mechanics, dividend periods (e.g., quarterly rather than semi-annually), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series C Preferred Shares and that may be convertible into or exchangeable for other securities.

As of the date of this prospectus, we do not have any Junior Securities, other than our common stock or Senior Securities outstanding. As of December 31, 2023, we had approximately $14.5 billion of indebtedness ranking senior to the Series C Preferred Shares. As of December 31, 2023, we had $1 billion of Series A Preferred Stock and $1 billion of Series B Preferred Stock outstanding.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, the holders of the Series C Preferred Shares will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of Senior Securities with respect to such distribution, a liquidation preference of $1,000 per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the date of payment, before any distribution of assets upon such liquidation, winding-up or dissolution is made to holders of any Junior Securities with respect to such distribution (see “—Ranking” above).

In the event that, upon any such voluntary or involuntary liquidation, winding-up or dissolution, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Shares and the corresponding amounts payable on all Parity Securities in the distribution of assets, then the holders of Series C Preferred Shares and such other Parity Securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series C Preferred Shares will be entitled to written notice of any such payment upon our voluntary or involuntary liquidation, winding-up or dissolution no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of our remaining assets.

The consolidation or merger of the Company with or into any other entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, winding-up or dissolution of the Company (although such events may give rise to the special optional redemption rights described below).

Voting Rights

General

Except as otherwise required by Delaware law or as described below, the Series C Preferred Shares will have no voting rights. In addition, notwithstanding the below, the Series C Preferred Shares will have no voting rights, except as otherwise required by Delaware law, following such time as all outstanding Series C Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

On any matter on which the holders of the Series C Preferred Shares are entitled to vote, such holders will be entitled to one vote per Series C Preferred Share; provided that for any matter on which holders of the Series C Preferred Shares are entitled to vote with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable with respect to such matter, voting together as a single class, the holders of the Series C Preferred Shares and such other Parity Securities will be entitled to cast one vote for each $25.00 of liquidation preference (excluding accrued and unpaid dividends). Notwithstanding the foregoing, the Series C Preferred Shares held by us or any of our subsidiaries or controlled affiliates will not be entitled to vote.

Series C Preferred Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Preferred Stock Directors

Whenever any dividends on any Series C Preferred Shares are in arrears for three or more semi-annual dividend periods, whether or not consecutive (a “nonpayment event”), the Company shall promptly increase the number of directors constituting our Board by two and the holders of outstanding Series C Preferred Shares and the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (“Eligible Parity Stock”), voting together as a single class, will be entitled to elect those two additional directors (“preferred stock directors”). For the avoidance of doubt, in no event shall the total number of preferred stock directors exceed two.

The election of the initial preferred stock directors following any nonpayment event will occur at a special meeting called by us at the request of the holders of record of outstanding Series C Preferred Shares and shares of Eligible Parity Stock collectively representing at least 25% of the aggregate liquidation preference (excluding accrued and unpaid dividends) of all outstanding Series C Preferred Shares and shares of Eligible Parity Stock; provided that, if such a request is received less than 90 days before the date fixed for the next annual or special meeting of our shareholders, in which case, such vote will be held at the earlier of such next annual or special meeting of our shareholders to the extent permitted by our bylaws. If a special meeting is not called by us in accordance with the foregoing within 30 days after request from holders of Series C Preferred Shares and shares of Eligible Parity Stock in accordance with the foregoing, then the holders of record of outstanding Series C Preferred Shares and shares of Eligible Parity Stock collectively representing at least 25% of the aggregate liquidation preference (excluding accrued and unpaid dividends) of all outstanding Series C Preferred Shares and shares of Eligible Parity Stock may designate a holder to call the meeting at our expense and, for such purpose and no other (unless provided otherwise by applicable law), such holder of Series C Preferred Shares or shares of Eligible Parity Stock shall have access to our stock ledger.

Following the election of the initial preferred stock directors, the preferred stock directors will be subject to election or re-election at each subsequent annual meeting of our shareholders.

At each meeting of shareholders at which holders of the Series C Preferred Shares and shares of Eligible Parity Stock are entitled to vote for the election of the preferred stock directors, the holders of record of Series C Preferred Shares and shares of Eligible Parity Stock collectively representing at least a majority of the votes entitled to be cast in respect of such matter, present in person or by proxy, will constitute a quorum for the transaction of business.

Each preferred stock director will be (i) in the case of an uncontested election of a director, elected by a majority of the votes cast at such meeting with respect to the election of directors or (ii) in the case of a contested election of a director, elected by a plurality of the votes cast at such meeting with respect to the election of directors; provided that in no event may any preferred stock director be nominated or elected if the election of such director would cause the Company to violate any applicable corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may then be listed or quoted) relating to the independence of directors.

Any preferred stock director may be removed at any time, with or without cause by the holders of record of Series C Preferred Shares and shares of Eligible Parity Stock collectively representing at least a majority of the votes that would be entitled to vote in the election of a preferred stock director.

In the event that a nonpayment event shall have occurred and shall not have been remedied, any vacancy in the office of a preferred stock director following the initial election of preferred stock directors may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by the written consent of the holders of record of Series C Preferred Shares and shares of Eligible Parity Stock collectively representing at least a majority of the votes that would be entitled to vote in the election of a preferred stock director; provided that in no event may any such preferred stock director be appointed if the appointment of such director would cause the Company to violate any applicable corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may then be listed or quoted) relating to the independence of directors. Any such appointed preferred stock director will serve until the earlier of his resignation, removal or death or the election of his or her successor at the next applicable annual or special meeting of shareholders.

Following a nonpayment event, if and when all accrued dividends on the Series C Preferred Shares for all past dividend periods and the then-current dividend period shall have been fully paid, the right of holders of Series C Preferred Shares to participate in the election of preferred stock directors will cease (subject to the revesting of such right upon any subsequent nonpayment event) and, unless there are outstanding shares of Eligible Parity Stock, the term of office of any preferred stock directors will immediately terminate, the preferred stock directors shall automatically cease to be on our Board without any further action by us or the preferred stock directors, and the number of directors constituting our Board shall be reduced accordingly.

Other Voting Rights

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a separate class, we may not adopt any amendment to our certificate of incorporation (including the Certificate of Designation) that would have a material adverse effect on the powers, preferences, duties, or special rights of the Series C Preferred Shares; provided that no amendment (i) relating to the issuance of any class or series of capital stock or (ii) in connection with a merger or other transaction in which we are the surviving entity and the Series C Preferred Shares remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders of Series C Preferred Shares, will be deemed to materially adversely affect the terms of the Series C Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a class together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•

create or issue any Parity Securities (including any additional Series C Preferred Shares) if the cumulative dividends payable on the outstanding Series C Preferred Shares (or Parity Securities, if applicable) are in arrears;

•

create or issue any additional Series C Preferred Shares or any Parity Securities with an aggregate liquidation preference, together with the Series C Preferred Shares and any Parity Securities that are then outstanding, of greater than $2.5 billion;

•	undertake any Transaction that results in a Covered Disposition; or

•	create or issue any Senior Securities.

A “Transaction” means any direct or indirect conveyance, sale, lease, assignment, transfer or similar disposition (including, without limitation, by means of any merger, consolidation, spin-off, distribution, dividend, joint venture, or similar transaction or sale or issuance by a subsidiary of greater than 50.1% of its equity securities) of any of the assets of the Company or any of its subsidiaries; provided that a Transaction will not include any actions within the meaning of paragraphs (a) through (dd) (inclusive) of Section 10.4 of the Credit Agreement as in effect on December 29, 2023.

A “Covered Disposition” means a Transaction that, together with all Transactions occurring in the full 24 calendar month period preceding such Transaction (or any Transaction preceding such period if it is part of a series of two or more related Transactions at least one of which occurs within such period), results in the disposition of 25% or more of the consolidated total assets of the Company as reflected in the Company’s balance sheet included in its most recent periodic report filed with the Commission prior to such 24 calendar month period and giving pro forma effect to any material acquisition of assets during such 24 calendar month period based on any financial information regarding such acquisition reasonably available to the Company at such time of determination.

Dividends

General

Holders of Series C Preferred Shares will be entitled to receive, when, as, and if declared by our Board, or an authorized committee thereof, out of legally available funds for such purpose, semi-annual cash dividends. Unless otherwise determined by our Board, dividends on Series C Preferred Shares will be deemed to have been paid out of our available cash with respect to the quarter ended immediately preceding the quarter in which the dividend payment is made.

Dividend Rate

Dividends on Series C Preferred Shares will be cumulative from the initial issue date and will be payable semi-annually in arrears (as described under “—Dividend Payment Dates”) commencing on July 15, 2024, when, as, and if declared by our Board, or an authorized committee thereof, out of legally available funds for such purpose.

The first dividend on the Series C Preferred Shares is scheduled to be paid on July 15, 2024 in the amount of $48.32 per share of Series C Preferred Shares, covering the period from, and including, the initial issue date to, but not including, July 15, 2024. Such dividend will be paid to the persons who are the holders of record of the Series C Preferred Shares at the close of business on the corresponding dividend record date, which will be July 1, 2024.

The dividend rate for the Series C Preferred Shares from and including the initial issue date to, but excluding, the First Reset Date will be 8.875% per annum of the $1,000 liquidation preference per Series C Preferred Share (equal to $88.75 per Series C Preferred Share per annum).

On and after the First Reset Date, the dividend rate on the Series C Preferred Shares for each Reset Period will be a per annum rate of the $1,000 liquidation preference equal to the Five-Year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus a spread of 5.045% per annum; provided that the Five-Year U.S. Treasury Rate for each Reset Period will not be lower than 3.830% (the Five-Year U.S. Treasury Rate as of the time of determination of the initial fixed rate on the date hereof).

The Calculation Agent will determine the dividend rate for each Reset Period as of the applicable Reset Dividend Determination Date in accordance with the terms set forth in this section. The Calculation Agent will promptly notify us of the applicable dividend rate and amount of dividends for a given Reset Period and such information will be on file at our principal office, will be made available to any record holder of Series C Preferred Shares upon request and will be final and binding in the absence of manifest error. We will give notice of the relevant Five-Year U.S. Treasury Rate as soon as reasonably practicable after the determination thereof to the Registrar and Transfer Agent and the record holders of Series C Preferred Shares.

The “Five-Year U.S. Treasury Rate” as of any Reset Dividend Determination Date will be equal to:

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The arithmetic mean of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five business days appearing under the caption “Treasury Constant Maturities” in the most recent H.15.

•

If the Five-Year U.S. Treasury Rate cannot be determined pursuant to the method described above, the Calculation Agent, after consulting such sources as it deems comparable to the foregoing calculation, or any such source as it deems reasonable from which to estimate the Five-Year U.S. Treasury Rate, will determine the Five-Year U.S. Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year U.S. Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention and the Reset Dividend Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year U.S. Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

For purposes of the foregoing, “H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Dividend Determination Date.

Calculation Agent

Vistra may appoint, at any time and from time to time, any person or entity, other than the Company or its affiliates, to serve as the calculation agent with respect to the Series C Preferred Shares (the “Calculation Agent”). Unless we have validly called all Series C Preferred Shares for redemption on the First Reset Date, we will appoint the Calculation Agent for the Series C Preferred Shares prior to the Reset Dividend Determination Date preceding the First Reset Date and will keep a record of such appointment at our principal offices, which will be available to any record holder of Series C Preferred Shares upon request.

Dividend Payment Dates

The Dividend Payment Dates for the Series C Preferred Shares will be the 15th day of January and July, commencing on July 15, 2024. Any dividend payable on Series C Preferred Shares, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will accumulate in each such period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such period. If any Dividend Payment Date otherwise would fall on a day that is not a business day, declared dividends will be paid on the immediately succeeding business day without the accumulation of additional dividends.

Payment of Dividends

Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay semi-annual dividends on the Series C Preferred Shares, if any, that have been declared by our Board, or an authorized committee thereof, to the holders of such Series C Preferred Shares as such holders’ names appear on the stock transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date for each dividend on the Series C Preferred Shares will be the first day of the month of the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the record date with respect to a Dividend Payment Date will be such date as may be designated by our Board in accordance with our certificate of incorporation and bylaws.

So long as the Series C Preferred Shares are held of record by the nominee of the Securities Depositary, declared dividends will be paid to the Securities Depositary in same-day funds on each Dividend Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series C Preferred Shares in accordance with the instructions of such beneficial owners.

Unless full cumulative dividends have been or contemporaneously are being paid or declared and a sum sufficient for the payment thereof set apart for payment on all outstanding Series C Preferred Shares and any Parity Securities with respect to dividends through the most recent dates on which dividends were to be paid in accordance with the terms of such securities (for the Series C Preferred Shares, the relevant Dividend Payment Dates), (i) no dividend may be declared or paid or set apart for payment on any Junior Security (other than a dividend payable solely in Junior Securities with respect to both dividends and the liquidation, winding-up and dissolution of our affairs), including our common stock, and (ii) we may not redeem, purchase or otherwise acquire any Parity Security or Junior Security, including our common stock, in each case subject to certain exceptions as described in the terms of the Series C Preferred Shares. Accumulated dividends in arrears for any past dividend period may be declared by our Board, or an authorized committee thereof, and paid on any date fixed by our Board, whether or not a Dividend Payment Date, to holders of the Series C Preferred Shares on the record date for such payment, which may not be less than 10 days before the payment date of such dividend. To the extent a dividend period applicable to a class of Junior Securities or Parity Securities is shorter than the dividend period applicable to the Series C Preferred Shares (e.g., quarterly rather than semi-annually), our Board may declare and pay regular dividends with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such dividend, our Board expects the Company will have sufficient funds to pay the full dividend in respect of the Series C Preferred Shares on the next Dividend Payment Date.

Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series C Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of the dates on which such dividends were to be made in accordance with the terms of such securities (for the Series C Preferred Shares, the relevant Dividend Payment Dates), commencing with the earliest such payment date. If less than all dividends payable with respect to all Series C Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series C Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such Series C Preferred Shares and Parity Securities at such time.

Dividends on the Series C Preferred Shares will accumulate (i) whether or not we have earnings, (ii) there are funds legally available for the payment of such dividends, (iii) whether or not the payment of such dividends is then permitted under Delaware or other applicable law, (iv) whether or not such dividends are authorized or declared and (v) whether or not any agreements to which we are a party (including any agreements relating to our indebtedness) prohibit the payment of dividends.

Holders of Series C Preferred Shares will not be entitled to any dividend, whether payable in cash, property or securities, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series C Preferred Shares.

Redemption at the Option of the Company

Optional Redemption Upon a Rating Event

At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Event (as defined below), we may, at our option, redeem the Series C Preferred Shares in whole, but not in part, at a redemption price payable in cash equal to $1,020 (102% of the liquidation preference of $1,000) per Series C Preferred Share plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date fixed for redemption, whether or not declared.

“Rating Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that publishes a rating for us (a “rating agency”) to its Equity Credit criteria for securities such as the Series C Preferred Shares, as such criteria are in effect as of the initial issue date of the Series C Preferred Shares (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series C Preferred Shares or (ii) a lower Equity Credit being given to the Series C Preferred Shares than the Equity Credit that would have been assigned to the Series C Preferred Shares by such rating agency pursuant to the current criteria. “Equity Credit” for the purposes of the Series C Preferred Shares means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per Series C Preferred Share assigned to the Series C Preferred Shares as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

Optional Redemption After Five Years

At any time on or after the fifth anniversary of the initial issue date of the Series C Preferred Shares, we may, at our option, redeem, in whole or in part, on one or more occasions, the Series C Preferred Shares at a redemption price payable in cash of $1,000 (100% of the liquidation preference) per Series C Preferred Share plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not declared. We may undertake multiple partial redemptions.

Optional Redemption Upon Change of Control Trigger Event

At any time within 120 days after the first date on which a Change of Control Trigger Event (as defined below) occurs (the “Change of Control Redemption Period”), we may, at our option, redeem, in whole or in part, on one or more occasions, the Series C Preferred Shares at a redemption price payable in cash of $1,030 (103.00% of the liquidation preference) per Series C Preferred Share for a Change of Control Trigger Event that occurs before January 15, 2025, $1,020 (102.00% of the liquidation preference) per Series C Preferred Share for a Change of Control Trigger Event that occurs on or after January 15, 2025 and before January 15, 2026 or $1,010 (101.00% of the liquidation preference) per Series C Preferred Share for a Change of Control Trigger Event that occurs on or after January 15, 2026 and before January 15, 2029, plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. If we do not exercise our option to redeem all Series C Preferred Shares within 120 days after the first date on which a Change of Control Trigger Event occurs, then the then-applicable dividend rate for the Series C Preferred Shares will be increased by 5.00%.

A “Change of Control Trigger Event” means the occurrence of a Change of Control (as defined below) and a Rating Decline (as defined below).

A “Change of Control” is deemed to occur when, after the initial issue date of the Series C Preferred Shares, either of the following have occurred:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any person (as that term is used in Section 13(d) of the Exchange Act), but excluding any employee benefit plan of the Company or any of its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan; or

•

the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as that term is used in Section 13(d) of the Exchange Act), other than (i) any employee benefit plan of the Company or any of its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan and (ii) any one or more parents of the Company in which no person, directly or indirectly, is the beneficial owner (within the meaning of Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act) of capital stock of the Company that is at the time entitled to vote in the election of the directors of such parent(s) representing more than 50.1% of the aggregate voting power represented by such issued and outstanding voting stock of such parent, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Company, measured by voting power rather than number of shares.

A “Rating Decline” is deemed to occur when there is a decrease in the rating of the Series C Preferred Shares by two or more rating agencies by one or more gradations (including gradations within rating categories as well as between rating categories), or the withdrawal of a rating of the Series C Preferred Shares by two or more rating agencies, as a result of which the rating of the Series C Preferred Shares at any time on or within 60 days after the Rating Date (which period shall be extended so long as such rating is under publicly announced consideration by any of the rating agencies) is below the rating of the Series C Preferred Shares by such two rating agencies in effect immediately preceding the Rating Date; provided that such rating agencies have confirmed that such decrease in or withdrawal of rating is a result of the Change of Control; provided further that no Rating Decline shall occur if the ratings of the Series C Preferred Shares by at least two rating agencies are equal to or better than their respective ratings on the original date of issuance of the Series C Preferred Shares. For purposes of the foregoing, the “Rating Date” means the earlier of (i) the consummation of a Change of Control, and (ii) public announcement of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control.

Optional Redemption Upon Failure to Receive Consent to a Transaction

At any time within 120 days of the Company’s failure to receive the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a class together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, to any Transaction that results in a Covered Disposition (a “Rejected Transaction”), we may, at our option, redeem, in whole or in part, on one or more occasions, the Series C Preferred Shares at a redemption price payable in cash equal to $1,030 (103.00% of the liquidation preference) per share for a Rejected Transaction that occurs before January 15, 2025, $1,020 (102.00% of the liquidation preference) per share for a Rejected Transaction that occurs on or after January 15, 2025 and before January 15, 2026 or $1,010 (101.00% of the liquidation preference) per share for a Rejected Transaction that occurs on or after January 15, 2026 and before January 15, 2029, plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not declared. We may undertake multiple partial redemptions.

For the avoidance of doubt, at any time on or after the First Reset Date, the Company may redeem the Series C Preferred Shares at a redemption price payable in cash equal to $1,000 (100% of the liquidation preference) per share notwithstanding the occurrence of any other event(s) that would give rise to the Company having an option to redeem the Series C Preferred Shares at the applicable redemption price(s) specified herein for such event(s).

Procedures for Redemption by the Company

Any optional redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.

We will give notice of any redemption not less than 10 days and not more than 60 days before the scheduled date of redemption to the record holders of any Series C Preferred Shares to be redeemed as such holders’ names appear on the stock transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date and basis under which shares are being redeemed, (ii) the total number of Series C Preferred Shares to be redeemed and, if less than all outstanding Series C Preferred Shares are to be redeemed, the number (and, in the case of Series C Preferred Shares in certificated form, the identification) of the Series C Preferred Shares to be redeemed from such holder, (iii) the redemption price, (iv) the place where any Series C Preferred Shares in certificated form are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, (v) that dividends on the Series C Preferred Shares to be redeemed will cease to accumulate from and after such redemption date and (vi) if such redemption is being made in connection with a Change of Control, a brief description of the transaction or transactions constituting such Change of Control.

If fewer than all of the outstanding Series C Preferred Shares are to be redeemed, the number of Series C Preferred Shares to be redeemed will be determined by us, and such shares will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series C Preferred Shares are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series C Preferred Shares to be redeemed, and the Securities Depositary will determine the number of Series C Preferred Shares to be redeemed from the account of each of its participants holding such Series C Preferred Shares in its participant account. Thereafter, each participant will select the number of Series C Preferred Shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series C Preferred Shares for its own account). A participant may determine to redeem Series C Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series C Preferred Shares from the accounts of other beneficial owners.

So long as the Series C Preferred Shares are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Shares as to which notice has been given by 10:00 a.m., New York City time, on the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender of the certificates therefor (which will occur automatically if the certificate representing such Series C Preferred Shares is issued in the name of the Securities Depositary or its nominee). If a notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such Series C Preferred Shares will cease to accumulate and all rights of holders of such Series C Preferred Shares as shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends to the date fixed for redemption, whether or not declared. The holders of Series C Preferred Shares will have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series C Preferred Shares, that remain unclaimed or unpaid after one year after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment, the holders of the Series C Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series C Preferred Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such Series C Preferred Shares is registered in the name of the Securities Depositary or its nominee), we will issue and the Paying Agent will deliver to the holder of such Series C Preferred Shares a new certificate representing the number of Series C Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series C Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to, but excluding, the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We may from time to time purchase Series C Preferred Shares, subject to compliance with all applicable securities and other laws. We have no obligation, or any present plan or intention, to purchase any Series C Preferred Shares. Any Series C Preferred Shares that we redeem or otherwise acquire will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series C Preferred Shares, any Parity Securities or any Senior Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Shares except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series C Preferred Shares and such Parity Securities or Senior Securities that are then in arrears.

Perpetual Securities

Series C Preferred Shares will have no stated maturity and will not be subject to any mandatory redemption. Series C Preferred Shares will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them pursuant to “—Redemption at the Option of the Company” above.

Series C Preferred Shares will not have the benefit of any sinking fund and we are not required to set apart for payment any funds to redeem Series C Preferred Shares.

No Preemptive or Conversion Rights

The Series C Preferred Shares will not be convertible into or exchangeable for any other securities or property and will not be entitled to any preemptive or similar rights.

Book-Entry System

Until such time as the Series C Preferred Shares become eligible for deposit through The Depository Trust Corporation or any successor thereto (the “Securities Depositary”), all Series C Preferred Shares will be in uncertificated, book entry form maintained by the Transfer Agent.

If the Series C Preferred Shares become eligible for deposit through the Securities Depositary, all Series C Preferred Shares will be represented by one or more global certificates issued to the Securities Depositary, and registered in the name of its nominee (initially, Cede & Co.), for credit to an account of a direct or indirect participant in the Securities Depositary (including, if applicable, Euroclear and Clearstream). The Series C Preferred Shares will continue to be represented by one or more global certificates registered in the name of the Securities Depositary or its nominee, and no holder of any Series C Preferred Shares will be entitled to receive a certificate evidencing such shares unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of Series C Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of Series C Preferred Shares, each purchaser of Series C Preferred Shares must rely on (i) the procedures of the Securities Depositary and its participants (including, if applicable, Euroclear and Clearstream) to receive dividends, any redemption price, liquidation preference and notices, and to direct the exercise of any voting rights, with respect to such Series C Preferred Shares and (ii) the records of the Securities Depositary and its participants (including, if applicable, Euroclear and Clearstream) to evidence its ownership of such Series C Preferred Shares.

So long as the Securities Depositary (or its nominee) is the sole holder of Series C Preferred Shares, no beneficial holder of Series C Preferred Shares will be deemed to be a holder of Series C Preferred Shares. The Securities Depositary is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own DTC. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in Series C Preferred Shares, whether as a holder of Series C Preferred Shares for its own account or as a nominee for another holder of Series C Preferred Shares.

Principal and Selling Stockholders

The following table contains information about the estimated beneficial ownership of our Series C Preferred Shares, by each selling stockholder and each stockholder of Series C Preferred Shares known to us to own beneficially 5% or more of our Series C Preferred Shares. As of the date of this prospectus, none of our directors, Named Executive Officers or executive officers own any Series C Preferred Shares.

The number of Series C Preferred Shares and percentage of ownership indicated in the following table is based on the 476,081.108 shares of Vistra Corp.’s Series C Preferred Shares outstanding as of January 26, 2024. Unless set forth in this section or under “Certain Relationships and Related Transactions, and Director Independence” in the Vistra 2022 Form 10-K and any disclosure under a similar heading in the documents incorporated by reference in this prospectus, to our knowledge, none of the selling stockholders have, or within the past three years have had, any material relationship with us or with any of our predecessors or affiliates.

Information with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with the rules of the Commission. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below will have sole voting and investment power with respect to all Series C Preferred Shares shown as beneficially owned by them.

Name and Address	Number of Class C Preferred Shares Beneficially Owned	Maximum Number of Class C Preferred Shares That May Be Offered for Resale by this Prospectus	Percentage of Series C Preferred Shares Beneficially Owned
			Before Any Offering	If Maximum Number of Shares Offered are Sold
Selling Stockholders
A Holdings—B LLC (1)	1,416.814	1,416.814	*	0%
ACO VIII GCF, L.P. (2)	12,770.509	12,770.509	2.7%	0%
Anchorage Credit Opportunities Master Fund VII (A), L.P. (3)	29,755.222	29,755.222	6.3%	0%
Anchorage Illiquid Opportunities Master Fund VI (A), L.P. (4)	20,199.855	20,199.855	4.2%	0%
Anchorage Illiquid Opportunities Master Fund VII (A), L.P. (5)	12,683.511	12,683.511	2.7%	0%
AP Investment Europe III, L.P. (6)	0.858	0.858	*	0%
Apollo Centre Street Partnership, L.P. (7)	2,893.048	2,893.048	*	0%
Apollo Credit Master Fund Ltd. (8)	661.827	661.827	*	0%
Apollo Credit Strategies Master Fund Ltd. (9)	41,833.480	41,833.480	8.8%	0%

Apollo Lincoln Fixed Income Fund, L.P. (10)	1,500.888	1,500.888	*	0%
Apollo PPF Credit Strategies, LLC (11)	4,367.409	4,367.409	*	0%
Brookdale International Partners, L.P. (12)	3,146.116	3,146.116	*	0%
Buttermilk Holdings 19 LTD (13)	1,974.847	1,947.847	*	0%
Carronade Capital Master, LP (14)	61,509.159	61,509.159	12.9%	0%
Elliott Associates, L.P. (15)	9041.02	9041.02	1.9%	0%
Elliott International, L.P. (16)	19,212.169	19,212.169	4.0%	0%
Jefferies LLC (17)	16,875.665	16,875.665	3.5%	0%
Leroy DH, L.P. (18)	50,403.384	50,403.384	10.6%	0%
Livello Capital Special Opportunities Master Fund LP (19)	3,075.000	3,075.000	*	0%
Lumyna—PSAM Credit Opportunities Fund (20)	2,149.500	2,149.500	*	0%
Marathon Bluegrass Credit Fund LP (21)	2,792.595	2,792.595	*	0%
Marathon Centre Street Partnership LP (22)	8,993.107	8,993.107	1.9%	0%
Marathon Special Opportunity Master Fund LTD (23)	3,000.000	3,000.000	*	0%
Parallaxes Venus Co-Investment II, LLC (24)	91,080.627	91,080.627	19.1%	0%
Parallaxes Venus, LLC (25)	1,500.000	1,500.000	*	0%
PCI Fund LLC (26)	3,307.453	3,307.453	*	0%
Rebound Portfolio Ltd. (27)	850.500	850.500	*	0%
Sculptor Credit Opportunities Master Fund, Ltd. (28)	619.54	619.54	*	0%
Sculptor Master Fund, Ltd. (29)	5,143.897	5,143.897	1.1%	0%
Sculptor Special Master Fund, Ltd. (30)	11,787.718	11,787.718	2.5%
Sculptor SC II, LP (31)	1,126.437	1,126.437	*	0%
Stone Tower CDO II Ltd. (32)	1.062	1.062	*	0%
Tech Opportunities LLC (33)	19,046.026	19,046.026	4.0%	0%
TRS Credit Fund LP (34)	3,214.297	3,214.297	*	0%
Varde Investment Partners, L.P. (35)	28,147.531	28,147.531	5.9%	0%
Zeus Investments, L.P. (36)	0.037	0.037	*	0%

*	Represents less than 1%
(1)	The address for A Holdings—B LLC is 610 Broadway, 6th Floor, New York, NY 10012.
(2)	The address for ACO VIII GCF, L.P. is 610 Broadway, 6th Floor, New York, NY 10012.

(3)	The address for Anchorage Credit Opportunities Master Fund VII (A), L.P. is 610 Broadway, 6th Floor, New York, NY 10012.
(4)	The address for Anchorage Illiquid Opportunities Master Fund VI (A), L.P. is 610 Broadway, 6th Floor, New York, NY 10012.
(5)	The address for Anchorage Illiquid Opportunities Master Fund VII (A), L.P. is 610 Broadway, 6th Floor, New York, NY 10012.
(6)	The address for AP Investment Europe III, L.P. is 9 West 57th Street, 41st Floor, New York, NY 10019.
(7)	The address for Apollo Centre Street Partnership, L.P. is 9 West 57th Street, 41st Floor, New York, NY 10019.
(8)	The address for Apollo Credit Master Fund Ltd. is 9 West 57th Street, 41st Floor, New York, NY 10019.
(9)	The address for Apollo Credit Strategies Master Fund Ltd. is 9 West 57th Street, 41st Floor, New York, NY 10019.
(10)	The address for Apollo Lincoln Fixed Income Fund, L.P. is 9 West 57th Street, 41st Floor, New York, NY 10019.
(11)	The address for Apollo PPF Credit Strategies, LLC is 9 West 57th Street, 41st Floor, New York, NY 10019.
(12)	The address for Brookdale International Partners, L.P. is 222 Berkeley Street, 16th Floor, Boston MA 02116.
(13)	The address for Buttermilk Holdings 19 LTD is 9 W 57th St. 13th Floor, New York, NY 10019.
(14)	The address for Carronade Capital Master, LP is 17 Old Kings Highway South, Suite 140, Darien, CT 06820.
(15)	The address for Elliott Associates, L.P. is 360 S. Rosemary Ave., 18th Floor, West Palm Beach, FL 33401.
(16)	The address for Elliott International, L.P. is 360 S. Rosemary Ave., 18th Floor, West Palm Beach, FL 33401.
(17)	The address for Jefferies LLC is 420 Madison Avenue, New York, NY 10022.
(18)	The address for Leroy DH, L.P. is 9 West 57th Street, 41st Floor, New York, NY 10019.
(19)	The address for Livello Capital Special Opportunities Master Fund LP is 104 W 40th Street, 19th Floor, New York, NY 10018.
(20)	The address for Lumyna—PSAM Credit Opportunities Fund is 1350 Avenue of the Americas, New York, NY 10019.
(21)	The address for Marathon Bluegrass Credit Fund LP is 1 Bryant Park, 38th Floor, New York, NY 10036.
(22)	The address for Marathon Centre Street Partnership LP is 1 Bryant Park, 38th Floor, New York, NY 10036.
(23)	The address for Marathon Special Opportunity Master Fund LTD is 1 Bryant Park, 38th Floor, New York, NY 10036.
(24)	The address for Parallaxes Venus Co-Investment II, LLC is 250 Park Ave., 7th Floor, New York, NY 10177.
(25)	The address for Parallaxes Venus, LLC is 250 Park Ave., 7th Floor, New York, NY 10177.
(26)	The address for PCI Fund LLC is 610 Broadway, 6th Floor, New York, NY 10012.
(27)	The address for Rebound Portfolio Ltd. is 1350 Avenue of the Americas, New York, NY 10019.
(28)	The address for Sculptor Credit Opportunities Master Fund, Ltd. is 9 W 57th St. 13th Floor, New York, NY 10019.
(29)	The address for Sculptor Master Fund, Ltd. is 9 W 57th St. 13th Floor, New York, NY 10019.
(30)	The address for Sculptor Special Master Fund, Ltd. is 9 W 57th St. 13th Floor, New York, NY 10019.
(31)	The address for Sculptor SC II, LP is 9 W 57th St. 13th Floor, New York, NY 10019.
(32)	The address for Stone Tower CDO II Ltd. is 9 West 57th Street, 41st Floor, New York, NY 10019.
(33)	The address for Tech Opportunities LLC is 28 Havemeyer Place 2nd Floor, Greenwich CT 06830.

(34)	The address for TRS Credit Fund LP is 1 Bryant Park, 38th Floor, New York, NY 10036.
(35)	The address for Varde Investment Partners, L.P. is 901 Marquette Ave S, Suite 3300, Minneapolis MN 55402.
(36)	The address for Zeus Investments, L.P. is 9 West 57th Street, 41st Floor, New York, NY 10019.

Plan of Distribution

We are registering the resale of Series C Preferred Shares covered by this prospectus by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds of any such resale of Series C Preferred Shares. The aggregate proceeds to the selling stockholders from the resales of the Series C Preferred Shares will be the purchase price of the Series C Preferred Shares less any discounts and commissions.

The selling stockholders or their pledgees, donees, transferees, or any of their successors in interest selling Series C Preferred Shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (some or all of whom may be selling stockholders), may sell some or all of the Series C Preferred Shares covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at prices determined at the time of sale, or at prices otherwise negotiated. The selling stockholders may sell the Series C Preferred Shares by one or more of the following methods, without limitation:

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•

block trades in which the broker or dealer so engaged will attempt to sell the Series C Preferred Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	crosses in which the same broker or dealer acts as an agent on both sides of the trades;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the Series C Preferred Shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•

through the writing of options on the Series C Preferred Shares (including the issuance by the selling stockholder of derivative securities), whether or not the options are listed on an options exchange or otherwise;

•	through loans or pledges of the Series C Preferred Shares to a broker-dealer or an affiliate thereof;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our Series C Preferred Shares;

•	through the distribution of the Series C Preferred Shares by any selling stockholder to its partners, members or stockholders;

•	“at the market” to or through market makers or into an existing market for the securities;

•	by pledge to secure debts and other obligations (including obligations associated with derivatives transactions);

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	any combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

We do not know of any arrangements by the selling stockholders for the sale of any of these Series C Preferred Shares. Upon our receipt of notice from a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Series C Preferred Shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter, dealer or agent, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including the number of Series C Preferred Shares being offered, the name or names of any underwriters, dealers or agents, any public offering price, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

For example, the selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Series C Preferred Shares. These brokers, dealers or underwriters may act as principals or as agents of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the Series C Preferred Shares at a stipulated price per security. If the broker-dealer is unable to sell Series C Preferred Shares acting as agent for a selling stockholder, it may purchase as principal any unsold Series C Preferred Shares at the stipulated price. Broker-dealers who acquire the Series C Preferred Shares as principals may thereafter resell the Series C Preferred Shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the Series C Preferred Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price, at prices determined at the time of sale, or at prices otherwise negotiated. Broker-dealers may use block transactions and sales to and through broker-dealers, including crosses and other transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the Series C Preferred Shares owned by them. The pledgees, secured parties or persons to whom the Series C Preferred Shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of Series C Preferred Shares offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for such selling stockholder’s Series C Preferred Shares will otherwise remain unchanged.

A selling stockholder may, from time to time, sell the Series C Preferred Shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Series C Preferred Shares offered under this prospectus may be used to cover short sales. A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Series C Preferred Shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the Series C Preferred Shares by those broker-dealers. A selling stockholder may enter into options or other transactions with broker-dealers that involve the delivery of the Series C Preferred Shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those Series C Preferred Shares. A selling stockholder may also loan the Series C Preferred Shares offered hereby to a broker-dealer and the broker-dealer may sell the loaned Series C Preferred Shares pursuant to this prospectus.

A selling stockholder may enter into derivative transactions with third parties, or sell Series C Preferred Shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell Series C Preferred Shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third-party may use Series C Preferred Shares pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use Series C Preferred Shares received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third-party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

To the extent required under the Securities Act, the names of the selling stockholders, aggregate amount of selling stockholders’ Series C Preferred Shares being offered and the terms of the offering, the names of any agents, dealers or underwriters and any applicable compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers or agents participating in the distribution of the Series C Preferred Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ Series C Preferred Shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the Series C Preferred Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the Series C Preferred Shares sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholders and other persons participating in the sale or distribution of the Series C Preferred Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Series C Preferred Shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Series C Preferred Shares in the market and to the activities of the selling stockholders and their respective affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Series C Preferred Shares to engage in market-making activities with respect to the particular Series C Preferred Shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Series C Preferred Shares and the ability of any person or entity to engage in market-making activities with respect to the Series C Preferred Shares.

The Series C Preferred Shares offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register resales of such Series C Preferred Shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay certain expenses in connection with certain resales of the Series C Preferred Shares registered pursuant to the registration statement of which this prospectus is a part, including the fees and expenses of one counsel retained by the selling stockholders. In addition, we have agreed to indemnify in certain circumstances certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act. Certain of the selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. We have also agreed to pay substantially all of the expenses incidental to the registration of resales of Series C Preferred Shares, including the payment of federal securities law and state “blue sky” registration fees but excluding underwriting discounts and commissions relating to the sale of Series C Preferred Shares.

We cannot assure you that the selling stockholders will sell all or any portion of the Series C Preferred Shares offered hereby. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the Series C Preferred Shares by other means not described in this prospectus. In addition, any Series C Preferred Shares covered by this prospectus that qualifies for sale under Rule 144 or Regulation D of the Securities Act may be sold under Rule 144 or Regulation D, as applicable, rather than under this prospectus. The Series C Preferred Shares covered by this prospectus may also be sold to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act rather than under this prospectus. The Series C Preferred Shares may be resold in some states only through registered or licensed brokers or dealers. In addition, in some states the Series C Preferred Shares may not be resold unless it has been registered or qualified for resale or an exemption from registration or qualification is available and complied with.

Incorporation by Reference of Certain Documents

The Commission allows us to “incorporate by reference” in this prospectus information that we file with it, which means that we are disclosing important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. This prospectus incorporates by reference all documents we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules) and the documents filed by Vistra listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 1, 2023;

•

our Quarterly Reports on Form 10-Q for the three months ended March 31, 2023, filed with the Commission on May 9, 2023, for the three months ended June  30, 2023, filed with the Commission on August 9, 2023, and for the three months ended September  30, 2023, filed with the Commission on November 7, 2023;

•	the information responsive to Part III of Form 10-K for the year ended December 31, 2022 provided in our Definitive Proxy Statement on Schedule 14A, filed on April 4, 2023;

•

the audited consolidated financial statements of Energy Harbor Corp. for the years ended December 31, 2022 and December  31, 2021 included in Exhibit 99.1 of our Current Report on Form 8-K filed with the Commission on January 23, 2024;

•

the unaudited condensed consolidated financial statement of Energy Harbor Corp. for the quarterly period ended September 30, 2023 and the unaudited pro forma combined consolidated financial information of Vistra Corp. for the year ended December 31, 2022 and the nine months ended September 30, 2023 included in Exhibit 99.1 of our Current Report on Form 8-K filed with the Commission on December 11, 2023; and

•

our Current Reports on Form 8-K, filed with the Commission on February 1, 2023, March 7, 2023, May  5, 2023, June 9, 2023, June  22, 2023, July 17, 2023, September  15, 2023, October 2, 2023, October  11, 2023, November 14, 2023, December 15, 2023, December 26, 2023, December 29, 2023 and January 4, 2024.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the Commission, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

Legal Matters

The validity of the Series C Preferred Shares offered by this prospectus will be passed upon for us by Sidley Austin LLP, Dallas, Texas.

Experts

The consolidated financial statements of Vistra Corp. and its subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020, and the related financial statement schedule incorporated by reference in this prospectus from the Annual Report on Form 10-K of Vistra Corp. for the year ended December 31, 2022, filed with the Commission on March 1, 2023, and the effectiveness of Vistra Corp.’s internal control over financial reporting as of December 31, 2022, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

The consolidated financial statements of Energy Harbor Corp. and its subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 incorporated by reference in this prospectus have been audited by UHY LLP, an independent registered public accounting firm, as stated in their reports.

Where You Can Find More Information

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to resales of the Series C Preferred Shares offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the Series C Preferred Shares that may be offered under this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is subject to, and qualified in all respects by reference to, the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the Commission, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, as amended, and, in accordance therewith, we file periodic reports, proxy statements and other information with the Commission.

We maintain a website at www.vistracorp.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the Commission free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. However, the reference to our web address does not constitute incorporation by reference of the information contained at such site.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Expenses payable by the Company in connection with the sale of the Series C Preferred Shares being registered, other than underwriting discount and commissions, are estimated as follows. All amounts except the Commission registration fee are estimated.

Commission Registration Fee	$70,269.58
Legal fees and expenses	$50,000
Accounting fees and expenses	$50,000
Printing of registration statement, prospectus, etc.	$5,000

Total	$175,269.58

Item 15. Indemnification of Directors and Officers.

Delaware General Corporation Law

Vistra Corp. is incorporated under the laws of the state of Delaware.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), or (2) by a majority vote of a designated committee of these directors (even though less than a quorum), or (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(c) of the DGCL provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) or (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for (a) a breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) a violation of Section 174 of the DGCL (unlawful dividends) or (d) any transaction from which the director derived an improper personal benefit.

Article XII of the Company’s certificate of incorporation eliminates the personal liability of Vistra’s directors to the fullest extent permitted by the DGCL. Such section eliminates the personal liability of a director to Vistra or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to Vistra or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (unlawful dividends), or (d) for any transaction from which the director derived an improper personal benefit. Under the Bylaws, Vistra agrees that it is the indemnitor of first resort to provide advancement of expenses or indemnification to directors and officers.

Article VI of the Company’s bylaws provides that Vistra shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or other threatened, pending or completed proceeding, whether brought by or in the right of Vistra or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature by reason of the fact that he or she is or was a director, an officer, or while a director or officer of Vistra is or was serving at the request of Vistra as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by applicable law, including, without limitation, the DGCL. Under the Bylaws, except as otherwise required by law, Vistra shall indemnify an officer or director in connection with a proceeding initiated by the officer or director, only if such proceeding or part thereof was authorized or ratified by the Board.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers may, in such capacities, incur.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

3.1	Series C Certificate of Designation filed with the Secretary of State of Delaware on December 29, 2023.

5.1*	Opinion of Sidley Austin LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of UHY LLP

23.3*	Consent of Sidley Austin LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (contained on signature pages).

107.1*	Filing Fee Table.

*	Filed herewith

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas on January 26, 2024.

Vistra Corp. (Registrant)

By:	/s/ Kristopher E. Moldovan
Name: Kristopher E. Moldovan
Title: Executive Vice President and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below authorizes James A. Burke, Kristopher E. Moldovan and Stephanie Zapata Moore, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, as the case may be, which amendments may make such changes in such registration statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever, which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on January 26, 2024:

Signatures	Title

/s/ James A. Burke James A. Burke	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kristopher E. Moldovan Kristopher E. Moldovan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Margaret Montemayor Margaret Montemayor	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ Scott B. Helm Scott B. Helm	Chairman and Director

/s/ Hilary E. Ackermann Hilary E. Ackermann	Director

/s/ Arcilia Acosta Arcilia Acosta	Director

/s/ Gavin Baiera Gavin Baiera	Director

/s/ Paul M. Barbas Paul M. Barbas	Director

/s/ Lisa Crutchfield Lisa Crutchfield	Director

/s/ Brian K. Ferraioli Brian K. Ferraioli	Director

/s/ Jeff D. Hunter Jeff D. Hunter	Director

/s/ Julie A. Lagacy Julie A. Lagacy	Director

/s/ John R. Sult John R. Sult	Director